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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2003 RESULTS

Lake Forest, IL. July 14, 2003—Packaging Corporation of America (NYSE: PKG) today reported second quarter 2003 net income of $11 million, or $0.10 per share, compared to second quarter 2002 net income of $12 million, or $0.11 per share. Net sales for the second quarter were $436 million compared to $447 million in the second quarter of 2002.

Net income for the first six months of 2003 was $18 million, or $0.17 per share, compared to $21 million, or $0.20 per share, for the first six months of 2002. Net sales for the first six months of 2003 were $860 million compared to $862 million in the first six months of 2002.

The one cent decline in earnings compared to last year's second quarter was driven by higher operating costs, primarily in the areas of fiber and energy. These higher costs were partially offset by improved containerboard pricing and lower interest expense. PCA's containerboard production in the second quarter was 557,000 tons, or about 9,000 tons above last year's second quarter. PCA's corrugated products volume per workday was down about 1% compared to last year's record second quarter volume, and is up almost 1% year-to-date.

PCA ended the quarter with long-term debt of $738 million and available cash of $131 million. On July 7, 2003, using available cash, PCA reduced its debt $79 million by paying off the remaining balance on its senior secured bank credit facility. On June 23, 2003, PCA announced a cash tender offer, that is scheduled to expire at midnight on July 21, 2003, for all of its $550 million of 9 5/8% Series B. Senior Subordinated Notes due 2009. As of July 14, 2003, approximately 99% of the notes had been validly tendered.

Paul T. Stecko, Chairman and CEO of PCA, said, "We had another good quarter operationally, even in the face of higher fiber and energy costs and a sluggish economy. We also completed our last two annual maintenance shutdowns at our mills as planned. Our corrugated products volume remained fairly strong considering that it was just slightly below last year's record volume. And finally, we reached another important milestone when on July 7, 2003 we paid off the last of our $1.219 billion in bank debt."

"Looking ahead to the third quarter", Mr. Stecko added, "obviously a lot depends on the U.S. economy and the resulting impact on corrugated products demand. With respect to earnings, we plan to report the results of our refinancing efforts and provide earnings guidance for the third quarter upon completion of the tender offer later this month."

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2002. PCA operates four paper mills and 65 corrugated product plants in 25 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA's Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America Earnings Conference Call
WHEN:	Tuesday, July 15, 2003 9:30 a.m. Eastern Time
NUMBER:	(800) 201-1151 (U.S. and Canada) and (952) 556-1576 (International) Dial in by 9:15 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko
WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 15, 2003 11:30 a.m. Eastern Time through July 22, 2003 11:59 a.m. Eastern Time
REBROADCAST NUMBER:	(800) 615-3210 (U.S. and Canada), or (703) 326-3020 (International) Passcode: 194180

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as "will", "should","anticipate","believe", "expect", "intend", "estimate", "hope" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA's current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuation in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, our ability to successfully complete our refinancing efforts, as well as those identified under the exhibit "Risk Factors" in PCA's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2003	2002
Net Sales	$436.5	$447.4

Operating Income(1)	33.3	36.6

Interest Expense	15.7	17.3
Income Tax Expense	6.9	7.7

Net Income Available to Common Stockholders	$10.7	$11.6

Earnings per Share:
Basic Earnings per Share	$0.10	$0.11

Diluted Earnings per Share	$0.10	$0.11

Basic Common Shares Outstanding	104.4	105.5
Diluted Common Shares Outstanding	106.2	107.8
Supplemental Financial Items:
Capital Spending	$28.6	$26.5
Long Term Debt	$738.2	$777.3
Cash Balance	$131.5	$89.4

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2003	2002
Net Sales	$859.7	$862.1

Operating Income(1)	60.8	69.7

Interest Expense	31.5	34.5
Income Tax Expense	11.5	14.0

Net Income Available to Common Stockholders	$17.8	$21.2

Earnings per Share:
Basic Earnings per Share	$0.17	$0.20

Diluted Earnings per Share	$0.17	$0.20

Basic Common Shares Outstanding	104.5	105.5
Diluted Common Shares Outstanding	106.3	107.8
Supplemental Financial Items:
Capital Spending	$51.4	$52.7

Notes to Consolidated Earnings Results

(1)
"Operating Income" is defined as income before interest and taxes.

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  EXHIBIT 99.1
  PACKAGING CORPORATION OF AMERICA REPORTS SECOND QUARTER 2003 RESULTS